DREYFUS INVESTMENT GRADE BOND FUNDS, INC.
                    Dreyfus Premier Short Term Income Fund
                      Dreyfus Premier Yield Advantage Fund


                                 RULE 18F-3 PLAN

      Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940

Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

      Dreyfus Investment Grade Bond Funds, Inc. (the "Company") desires to offer multiple classes with respect to each series of the Company listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a

"Fund"), and the Company's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and each

Fund as a whole:

      1. CLASS DESIGNATION: Fund shares shall be divided, except as otherwise noted on Schedule A, into Class A, Class B, Class D, Class P and Class S.

      2. DIFFERENCES IN SERVICES: The services offered to shareholders of each

Class shall be substantially the same, except that Right of Accumulation and

Letter of Intent shall be available only to holders of Class A shares.

      3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS: Class A, Class B, Class P and

Class S shares are designed primarily for investors who are investing through a third party, such as a bank, broker-dealer or financial adviser, or in a 401(k)

or other retirement plan. Class D shares are designed primarily for investors who are investing directly with the Company through its distributor or other entities that have entered into agreements with the distributor to sell such shares.

      Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the National Association of

Securities Dealers, Inc. (the "NASD Conduct Rules"), and a deferred sales charge

(a "CDSC"), as such term is defined under the NASD Conduct Rules, may be assessed on certain redemptions of Class A shares. The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the

Class A shares are set forth on Schedule B hereto.

      Class B shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC, as such term is defined under the NASD Conduct Rules, and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class B shares, are set forth on Schedule C hereto.

      Class D shares and Class P shares shall be offered at net asset value and shall not be charged an annual fee pursuant to a Rule 12b-1 plan under the 1940

Act.

      Class S shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a

Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the

Distribution Plan pertaining to the Class S shares, are set forth on Schedule D hereto.

      Class A, Class B, Class D, Class P and Class S shares shall be subject to an annual service fee under a Shareholder Services Plan adopted by the Company on behalf of the Fund. The amount of the fees under the Shareholder Services

Plan are set forth on Schedule E hereto.

      4. EXPENSE ALLOCATION: The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Distribution

Plan and/or Shareholder Services Plan; (b) transfer agent fees identified by the

Fund's transfer agent as being attributable to a specific Class; (c) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; and (e) fees and expenses of administration that are identified and approved by the Company's Board as being attributable to a specific Class.

      5. CONVERSION FEATURES: Class B and Class S shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge, as set forth on Schedule F hereto. No other Class shall be subject to any automatic conversion feature.

      6. EXCHANGE PRIVILEGES: Shares of a Class shall be exchangeable only for

(a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and (b) shares of certain other Classes of such investment companies or shares of certain other investment companies specified from time to time.

Dated:  October 10, 2002

                                   SCHEDULE A

Name of Fund

Dreyfus Premier Short Term Income Fund1

Dreyfus Premier Yield Advantage Fund



--------
1 Class A, Class B, Class D and Class P only.

                                   SCHEDULE B

FRONT-END SALES CHARGE--CLASS A SHARES OF DREYFUS PREMIER SHORT TERM INCOME FUND ONLY--The public offering price for Class A shares of Dreyfus Premier Short Term Income Fund shall be the net asset value per share of Class A plus a sales load as shown below:

                                                     TOTAL SALES LOAD
                                             ---------------------------------
AMOUNT OF TRANSACTION                          AS A % OF          AS A % OF
---------------------                        OFFERING PRICE     NET ASSET VALUE
                                               PER SHARE          PER SHARE
                                             --------------     --------------
Less than $50,000.........................       3.00               3.09
$50,000 to less than $100,000.............       2.00               2.04
$100,000 to less than $250,000............       1.00               1.01
$250,000 or more..........................        -0-                -0-

CONTINGENT DEFERRED SALES CHARGE--CLASS A SHARES OF DREYFUS PREMIER SHORT TERM INCOME FUND ONLY--A CDSC of .75% shall be assessed at the time of redemption of Class A shares purchased without an initial sales charge and redeemed within 18 months of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation shall apply to purchases of Class A shares subject to a CDSC.

FRONT-END SALES CHARGE--CLASS A SHARES OF DREYFUS PREMIER YIELD ADVANTAGE FUND ONLY--The public offering price for Class A shares of Dreyfus Premier Yield Advantage Fund shall be the net asset value per share of Class A plus a sales load as shown below:

                                                     TOTAL SALES LOAD
                                             ---------------------------------
AMOUNT OF TRANSACTION                          AS A % OF          AS A % OF
---------------------                        OFFERING PRICE     NET ASSET VALUE
                                               PER SHARE          PER SHARE
                                             --------------     --------------
Less than $50,000.........................       2.00               2.04
$50,000 to less than $100,000.............       1.75               1.78
$100,000 to less than $250,000............       1.50               1.52
$250,000 or more..........................        -0-                -0-

CONTINGENT DEFERRED SALES CHARGE--CLASS A SHARES OF DREYFUS PREMIER YIELD ADVANTAGE FUND ONLY--A CDSC of .50% shall be assessed at the time of redemption of Class A shares purchased without an initial sales charge and redeemed within 18 months of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation shall apply to purchases of Class A shares subject to a CDSC.

                                   SCHEDULE C

CONTINGENT DEFERRED SALES CHARGE--CLASS B SHARES--A CDSC payable to the Fund's Distributor shall be imposed on any redemption of Class B shares which reduces the current net asset value of such Class B shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption. No CDSC shall be imposed to the extent that the net asset value of the Class B shares redeemed does not exceed (i) the current net asset value of Class B shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B shares above the dollar amount of all payments for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.

      If the aggregate value of the Class B shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

      In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class B shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of Class B shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month. The following table sets forth the rates of the CDSC:


                                              CDSC AS A % OF
                                              AMOUNT INVESTED OR
YEAR SINCE                                    REDEMPTION
PURCHASE PAYMENT                              PROCEEDS
WAS MADE                                      (WHICHEVER IS LESS)
------------------------------                -------------------

First..............................               4.00
Second.............................               4.00
Third..............................               3.00
Fourth.............................               3.00
Fifth..............................               2.00
Sixth..............................               1.00

      In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B shares above the total amount of payments for the purchase of Class B shares made during the preceding six years; and finally, of amounts representing the cost of Class B shares held for the longest period of time.

WAIVER OF CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder,
(b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs where (i) the employers or affiliated employers maintaining such plans or programs have a minimum of 250 employees eligible for participation in such plans or programs, or (ii) such plan's or program's aggregate investment in the Dreyfus Family of Funds or certain other products made available by the Fund's Distributor exceeds one million dollars,
(c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus. Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

AMOUNT OF DISTRIBUTION PLAN FEES--CLASS B SHARES--For Dreyfus Premier Short Term Income Fund, .50 of 1% of the value of the average daily net assets of Class B, and, for Dreyfus Premier Yield Advantage Fund, .75 of 1% of the value of the average daily net assets of Class B.

                                   SCHEDULE D

CONTINGENT DEFERRED SALES CHARGE--CLASS S SHARES--A CDSC payable to the Fund's Distributor shall be imposed on any redemption of Class S shares within six years of the date of purchase. The basis for calculating the payment of any such CDSC shall be the method used in calculating the CDSC for Class B shares. In addition, the provisions for waiving the CDSC shall be those set forth for Class B shares. The following table sets forth the rates of the CDSC:

                                           CDSC AS A % OF
                                           AMOUNT INVESTED OR
YEAR SINCE PURCHASE                        REDEMPTION PROCEEDS
PAYMENT WAS MADE                           (WHICHEVER IS LESS)
----------------                           -------------------

First.......................                            2.50
Second......................                            2.50
Third.......................                            1.75
Fourth......................                            1.00
Fifth.......................                            0.75
Sixth.......................                            0.50

AMOUNT OF DISTRIBUTION PLAN FEES--CLASS S SHARES--.25 of 1% of the value of the average daily net assets of Class S.

                                   SCHEDULE E

AMOUNT OF SHAREHOLDER SERVICES PLAN FEES--CLASS A, CLASS B, CLASS D, CLASS P AND CLASS S SHARES--For Dreyfus Premier Yield Advantage Fund, .25 of 1% of the value of the average daily net assets of each of Class A, Class B, Class D, Class P and Class S. For Dreyfus Premier Short Term Income Fund, .25 of 1% of the value of the average daily net assets of each of Class A, Class B and Class P and .20 of 1% of the value of the average daily net assets of Class D.

                                   SCHEDULE F

CONVERSION OF CLASS B AND CLASS S SHARES--Approximately six years after the date of purchase, Class B and Class S shares automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee. At that time, Class B and Class S shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class B or Class S shares (other than Dividend Shares) converting to Class A shares bears to the total Class B or Class S shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.